Exhibit 4.25

ADDENDUM N ° 15th  TO THE FINANCING CONTRACT FOR THE PROJECT:
"BROADBAND INSTALLATION FOR THE INTEGRAL CONNECTIVITY AND
SOCIAL DEVELOPMENT OF THE AYACUCHO REGION".

Consent hereby the Fifteenth Addendum to the Financing Contract of the Project "Broadband Installation for Integral Connectivity and Social Development of the Ayacucho Region", which is held by the Fondo de Inversión en Telecomunicaciones, , hereinafter FITEL, with Unique Taxpayer Registry No. 20514935590, with address at Jr. Zorritos No. 1203, Cercado de Lima district, duly represented by its Technical Secretary, Mr. Eduardo Humberto Canales Ojeda, identified with National Identity Document No. 41994064, designated by Ministerial Resolution N ° 549-2018 MTC / 01.03, and on the other hand, the company Gilat Networks Peru SA, with Unique Taxpayer Registry No. 20600386442, duly represented by its General Manager, Mr. Arieh Gad Rohrstock, identified with Immigration Card No. 000105760 and by its Legal Manager, Mrs. Yveth Fiorella Romero Guia, identified with National Identity Document No. 41358105; both with legal domicile for the purposes of this document at Calle Amador Merino Reyna 339, Piso 9 - Torre América, in the district of San Isidro, province and department of Lima, who act according to powers registered in Electronic Item No. 13431090 of the Office Registration of Lima; who will henceforth be called GILAT or the CONTRACTED PARTY, under the following terms and conditions:

FIRST ARTICLE. - BACKGROUND

1.1.
On May 27, 2015, FITEL and GILAT signed the Financing Agreement for the Project "Broadband Installation for Integral Connectivity and Social Development of the Ayacucho Region", hereinafter the Financing Agreement.

1.2.
On February 26, 2016, FITEL and GILAT signed the First Addendum to the Financing Agreement, which approved the modification of the Technical Specifications of the Access Network and the Technical Proposal of the Ayacucho Regional Project, as well as the incorporation of of new Annexes to the Financing Agreement.

1.3.
On August 12, 2016, FITEL and GILAT subscribed the Second Addendum to the Financing Agreement through which the extension of the term of the INSTALLATION PERIOD was approved in eighteen (18) months and fifteen (15) days and the PERIOD OF INVESTMENT of the ACCESS NETWORK and the TRANSPORTATION NETWORK in twenty-two (22) months

1.4.
On August 31, 2016, FITEL and GILAT signed the Third Addendum to the Financing Agreement, through which the modification of Appendix No. 21 of Annex 8-B of the "Technical Specifications of the Access Network" BASES was approved. and the modification of Appendix No. 03 of Annex 8-a of the Bases "Technical Specifications of the Transportation Network".

1.5.
On December 13, 2016, FITEL and GILAT signed the Fourth Addendum to the Financing Agreement, through which the extension of the term of the INSTALLATION PERIOD was approved, with the approved period of twenty-one (21) months and fifteen days (15) and the INVESTMENT PERIOD of the ACCESS NETWORK and the TRANSPORTATION NETWORK in twenty-five (25) months.

1.6.
On February 24, 2017, FITEL and GILAT subscribed the Fifth Addendum to the Financing Agreement, which approves the modification of Sections I, II and VI of Appendix N ° 03 of Annex 8-A of the BASES "Technical Specifications of the Transportation Network ". Likewise, it approves the modification of Section V of Appendix N ° 21 of Annex 8-B of the BASES "Technical Specifications of the Access Network".

1.7.
On March 15, 2017, FITEL and GILAT signed the Sixth Addendum to the Financing Agreement, which approved the extension of the INSTALLATION PERIOD of the TRANSPORTATION NETWORK in twenty-five (25) months and fifteen (15) days and the INSTALLATION PERIOD of the ACCESS NETWORK in twenty-seven (27) months and fifteen (15) days. Likewise, the duration of the INVESTMENT PERIOD of the TRANSPORTATION NETWORK shall be twenty-nine (29) months and the INVESTMENT PERIOD of the ACCESS NETWORK shall be thirty one (31) months.

1.8.
On April 27, 2017, FITEL and GILAT signed the Seventh Addendum to the Financing Agreement, which approves the modification of section 3.2 of Annex 8-A TECHNICAL SPECIFICATIONS of the TRANSPORTATION NETWORK; and section 14.2.1 of Clause Fourteen of the Financing Agreement, as well as sections 2.2 and 15.4 and letter L of Annex 8-A "Technical Specifications of the Transportation Network".

1.9.
On July 13, 2017, FITEL and GILAT signed the Eighth Addendum to the Financing Agreement, to extend the term of the INSTALLATION PERIOD of the TRANSPORTATION NETWORK for 3 months, as a result the duration of such a period shall be of twenty-eight (28) months and fifteen (15) days. Likewise, the duration of the INVESTMENT PERIOD of the TRANSPORTATION NETWORK will be thirty-one (31) months.

1.10.
On September 12, 2017, FITEL and GILAT signed the Ninth Addendum to the Financing Agreement, to extend the term of the INSTALLATION PERIOD and the INVESTMENT PERIOD of the ACCESS NETWORK for five (5) months, as a result, The duration of the INSTALLATION PERIOD of the ACCESS NETWORK will be thirty-two (32) months and fifteen (15) days and the INVESTMENT PERIOD of the ACCESS NETWORK will be thirty-six (36) months.

1.11.
On October 13, 2017, FITEL and GILAT signed the Tenth Addendum to the Financing Agreement, to extend the term of the INSTALLATION STAGE and the INVESTMENT PERIOD of the TRANSPORTATION NETWORK for two (2) months and six (6) days, consequently, the duration of the INSTALLATION STAGE of the TRANSPORTATION NETWORK will be thirty (30) months and twenty-one (21) days and the INVESTMENT PERIOD of the TRANSPORTATION NETWORK will be thirty-three (33) months and six (6) days.

1.12.
On November 22, 2017, FITEL and GILAT signed the Eleventh Addendum to the Financing Agreement, which approves the modification of ANNEX N ° 1: BENEFICIARY LOCATIONS AND MANDATORY SUBSCRIBED INSTITUTIONS of the Financing Agreement.

1.13.
On December 19, 2017, FITEL and GILAT signed the twelfth Addendum to the Financing Agreement, to extend the term of the INSTALLATION PERIOD and the INVESTMENT PERIOD of the TRANSPORTATION NETWORK for two (2) months, as a consequence , the duration of the INSTALLATION PERIOD of the TRANSPORTATION NETWORK shall be thirty-two (32) months and twenty-one (21) days and the INVESTMENT PERIOD of the TRANSPORTATION NETWORK shall be thirty-five (35) months and six ( 6 days.

1.14.
On January 3, 2018, FITEL and GILAT signed the Thirteenth Addendum to the Financing Agreement, which approves the modification of Annex No. 02 of the "Technical Proposal" Financing Agreement of the Access Network of the Ayacucho Project.

1.15.
On February 12, 2018, FITEL and GILAT signed the Fourteenth Addendum to the Financing Agreement, to extend the term of the INSTALLATION STAGE and the INVESTMENT PERIOD of the ACCESS NETWORK for six (6) months, as a consequence , the duration of the INSTALLATION STAGE of the ACCESS NETWORK will be thirty-eight (38) months and fifteen (15) days and the INVESTMENT PERIOD of the ACCESS NETWORK will be forty-two (42) months.

1.16.
On December 5, 2018, through Letters N ° GL-1106-2018, GL-1108-2018 and GL-1109-2018, GILAT sent FITEL a proposal for contractual modifications, in order to make possible the start of the Test of the Transportation Network and start of partial operation of the Project Access Network.

1.17.	On February 2, 2019, GILAT sent letters N ° GL-121-2019, GL-122-2019 and GL-123-2019, for which it restructures the Addenda to the Financing Agreement project.

1.18.
The Project Supervision Area, through Report No. 147-2019-MTC / 24-ASP dated February 20, 2019, after a technical analysis, is favorable regarding the need to modify the Financing Contract of the Ayacucho Project, this by virtue of numeral 8) of article 19 of the Regulation of Administration and Functions of FITEL, approved by Supreme Decree N ° 036-2008-MTC.

1.19.
Through Report N ° 048-2019-MTC / 24-ASL, dated February 21, 2019, the Legal Advisory Area of FITEL, taking into account the evaluation carried out by the Project Supervision Area, expressed the opinion that it is appropriate to modify the Contract of Financing of the Ayacucho Project, in the terms set out in this Addendum.

1.20.
Through a meeting of Board N ° -2019, dated February 2019, the FITEL Board delegated to the Technical Secretariat of FITEL the power to approve contractual modifications, provided that they do not imply additional disbursements by FITEL.

SECOND ARTICLE. - OBJECT OF THE ADDENDUM

The purpose of this addendum is to establish the conditions and additional rules for the FINANCING CONTRACT of the Project: "Installation of Broadband for Integral Connectivity and Social Development of the Ayacucho Region.", regarding the following points:

(i)	Classification of OBSERVATIONS that could be generated during the execution of the FINANCING CONTRACT.

(ii)	Procedure for the imputation and eventual correction of OBSERVATIONS.

(iii)	Provisional operation of the TRANSPORTATION NETWORK and provisional operation of the ACCESS NETWORK.

(iv)	Regarding the implementation of the perimeter fence in the nodes of the ACCESS NETWORK.

THIRD ARTICLE.- CLASSIFICATION OF OBSERVATIONS

3.1
The PARTIES agree that the OBSERVATIONS for both the TRANSPORTATION NETWORK and the ACCESS NETWORK, with respect to the INVESTMENT PERIOD, will be classified as follows: (i) MAJOR OBSERVATIONS and (ii) MINOR OBSERVATIONS, defining them as follows:

MAJOR OBSERVATIONS.-

3.2	Are the findings made by FITEL of the situations that do not comply with TECHNICAL SPECIFICATIONS, which affect the operation of the service of the ACCESS NETWORK and TRANSPORTATION NETWORK.

3.3
The CONTRACTED PARTY shall have a maximum period of thirty (30) calendar days to absolve or correct the MAJOR OBSERVATIONS of the TRANSPORTATION NETWORK, counted from the day following receipt of the communication of all of them by the FITEL.

3.4
The CONTRACTED PARTY shall have a maximum term of thirty (30) calendar days to absolve or correct the MAJOR OBSERVATIONS of the ACCESS NETWORK, counted from the day following receipt of the communication of all of them by the FITEL, said term shall be extendable only one time for fifteen (15) additional calendar days, after evaluation of the FITEL.

MINOR OBSERVATIONS.-

3.5
Are the findings made by FITEL of those situations that, without contravening the TECHNICAL SPECIFICATIONS or lead to a MAJOR OBSERVATIONS, could affect the ASSETS of the TRANSPORTATION NEWTWORK and the ACCES NETWORK if there are not corrected, or affect the obtaining of service leveles or compromise the integrity of civil, electrical, energy and telecommunications infraestructure.

3.6
Whenever such MINOR OBSERVATIONS can be corrected through conservation, operation and maintenance actions, provided they are not related to contractual breaches of the TRANSPORTATION NETWORK or ACCESS NETWORK; therefore, its correction will be made in the TEST PERIOD or PERIOD OF OPERATION as appropriate to the network and do not affect the levels of service and quality established by the applicable regulations.

3.7
Likewise, in the case of MINOR OBSERVATIONS, the term granted to the CONTRACTED PARTY for its correction may not exceed one hundred and twenty (120) calendar days counted from the beginning of the TEST PERIOD or of subscribed ACCEPTATION OF INSTALLATION AND TEST OF SERVICES ACT OF THE ACCESS NETWORK, according to the case. Said term shall be extendable for thirty (30) calendar days for a single time, after evaluation of the FITEL.

FOURTH ARTICLE. - SUBSCRIPTION OF THE ACCEPTANCE  OF INSTALLATIONS AND TEST OF SERVICES FOR THE TRANSPORTATION NETWORK

4.1
THE PARTIES agree that the ACCEPTANCE OF INSTALLATIONS AND TEST OF SERVICES ACT OF THE TRANSPORTATION NETWORK and the ACCEPTANCE OF INSTALLATIONS AND TEST OF SERVICES ACT OF THE OF THE ACCESS NETWORK, shall be subscribed only when there are no MAJOR OBSERVATIONS, as provided in Third Article of this addendum to the FINANCING CONTRACT.

4.2
In case of the subscription of the ACCEPTANCE OF INSTALLATIONS AND TEST OF SERVICES ACT OF THE TRANSPORTATION NETWORK or the ACCEPTANCE OF INSTALLATIONS AND TEST OF SERVICES OF THE ACCESS NETWORK, it is a mandatory requirement that previously the CONTRACTED PARTY grants a letter bond as GUARANTEE OF FAITHFUL COMPLIANCE, according to the characteristics established in Clause Fifteen of the FINANCING CONTRACT, equivalent to 10% of the amount corresponding to the third disbursement as established in Clause Fourteen of the FINANCING CONTRACT. Said guarantee shall be in force until the totality of MINOR OBSERVATIONS is corrected.

FIFTH ARTICLE. - ON THE MANAGEMENT OF OBSERVATIONS AND PENALTIES

5.1
THE PARTIES agree that the OBSERVATIONS of the TRANSPORTATION NETWORK or of the ACCESS NETWORK will be constituted by those that were notified during the INVESTMENT PERIOD, as well as the OBSERVATIONS that are generated after the date of subscription of this addendum until the end date of supervision, according to the deadlines establish in the Annex N°1 of this Addendum.

5.2
It is a requirement for the application and computation of penalties for non-compliance in the installation of the TRANSPORTATION NETWORK and ACCESS NETWORK that the CONTRACTED PARTY has been notified of all the OBSERVATIONS formulated according to the preceding paragraph and the lack of correction in the deadlines establish in the Annex N°1 of this Addendum.

5.3
The obligations assumed by the CONTRACTED PARTY, foreseen in the FINANCING CONTRACT as required from the end of the INSTALLATION PERIOD, shall be required from the deadline for correction of observations set forth in Annex N ° 1 of this addendum.

5.4	The CONTRACTED PARTY declares that any expense or cost incurred or incurred for the correction of OBSERVATIONS will not be recognized or compensated by the FITEL or the Peruvian State.

SIXTH ARTICLE.- DEADLINE FOR THE SUBSANATION PROCESS OF OBSERVATIONS OF THE TRANSPORTATION NETWORK AND THE ACCESS NETWORK

6.1
THE PARTIES agree that the supervision and correction of observations of the TRANSPORTATION NETWORK and of the ACCESS NETWORK, will be carried out in accordance with the schedules established in Annex N ° 1 of this Addendum.

6.2
Consequently, the CONTRACTED PARTY undertakes to correct the totality of MAJOR OBSERVATIONS resulting from the supervision process within thirty (30) days after the notification of all those observations by FITEL.

6.3
In the event that the CONTRACTED PARTY had not complied with the correction of all OBSERVATIONS of the TRANSPORTATION NETWORK and/or ACCESS NETWORK in accordance with THE NUMERALS 5.1, 5.2 and 5.3 of the Fifth Article and Annex N ° 1 of this Addendum, as well as the technical conditions established in the FINANCING CONTRACT, shall proceed in accordance with the provisions of Clause Eighteen of the FINANCING CONTRACT.

SEVENTH ARTICLE. - GENERAL PROVISIONS FOR THE PROVISIONAL OPERATION OF THE ACCESS NETWORK AND PROVISIONAL OPERATION OF THE TRANSPORT NETWORK

7.1
THE PARTIES agree to implement the provisional operation of the ACCESS NETWORK, according to the service levels (ASL) required in the FINANCING CONTRACT, being a requirement for it, to have the provisional operation of the TRANSPORTATION NETWORK, for which they will subscribe a TRANSPORTATION NETWORK PROVISIONAL OPERATING ACT and a PROVISIONAL OPERATING ACT OF THE ACCESS NETWORK, respectively, which are intended to temporarily start the operation of the telecommunications infrastructure.

7.2
The subscription of said documents does not replace or have the effects derived from the subscription of the ACCEPTANCE OF INSTALLATIONS AND TEST OF SERVICES ACT OF THE ACCESS NETWORK and the ACCEPTANCE OF INSTALLATIONS AND TEST OF SERVICES ACT OF THE TRANSPORTATION NETWORK.

7.3
The PARTIES agree that the penalties resulting from the non-correction of observations, in accordance with the provisions of sections 6.2 of the Sixth Article and Annex No. 1 of this addendum, will be applicable independently of the subscription of the PROVISIONAL OPERATING ACT OF THE TRANSPORTATION NETWORK and the PROVISIONAL OPERATING ACT OF THE ACCESS NETWORK.

7.4
In turn, the CONTRACTED PARTY agrees that the perception of the payment resulting from the operation and maintenance of the ACCESS NETWORK will proceed only to the subscription of the ACCEPTANCE OF INSTALLATIONS AND TEST OF SERVICES ACT OF THE ACCESS NETWORK; without prejudice to the provisions of numeral 10.4 of Article Tenth of this Addendum.

EIGHTH ARTICLE. - BEGINNING OF THE TEST PERIOD OF THE TRANSPORTATION NETWORK

8.1
The PARTIES within fifteen (15) calendar days of signing the present addendum, agree to begin the provisional operation of the TRANSPORTATION NETWORK, which will culminate at the beginning of the TRANSPORTATION NETWORK TEST PERIOD, that period is not within of the scope of numeral 2.32 of the Second Clause of the FINANCING CONTRACT.

8.2
The TRANSPORTATION NETWORK PROVISIONAL OPERATION ACT will not generate the effects derived from the subscription of the ACCEPTANCE OF INSTALLATIONS AND TEST OF SERVICES ACT OF THE TRANSPORTATION NETWORK, foreseen in numeral 2.4 of the Second Clause of the FINANCING CONTRACT.

8.3
Likewise, this provision shall proceed provided that the CONTRACTED PARTY demonstrates that, except as provided in the Fifth and Sixth Articles of this addendum and the result of the supervision carried out, the TRANSPORTATION NETWORK is operative and functioning to provide a signal to the ACCESS NETWORK.

NINTH ARTICLE. - PROTOCOLS FOR THE FUNCTIONING AND OPERATION OF THE TRANSPORTATION NETWORK AND ACCESS NETWORK

9.1
For the subscription of the TRANSPORTATION NETWORK PROVISIONAL OPERATION ACT and the PROVISIONAL OPERATION ACT OF THE ACCESS NETWORK, the CONTRACTED PARTY must demonstrate the functioning and operation of the TRANSPORTATION NETWORK and of the ACCESS NETWORK.

9.2	THE PARTIES agree that FITEL will verify the functioning and operation of the TRANSPORTATION NETWORK and the ACCESS NETWORK, according to the establish in the following numerals.

9.3
The deadline for verification of the functioning and operation of the TRANSPORTATION NETWORK will be a maximum of 15 calendar days after signing this addendum. After demonstrating the operation and functioning, the FITEL and the CONTRACTED PARTY will subscribe the PROVISIONAL OPERATING ACT of the TRANSPORTATION NETWORK.

9.4
In regard to the ACCESS NETWORK, the CONTRACTED PARTY undertakes to put it into operation within a maximum period of fifteen (15) calendar days, counted from the day following the date of subscription of this Addendum.

Likewise, THE PARTIES agree that within a maximum term of forty-five (45) calendar days counted from the subscription of this Addendum, the CONTRACTED PARTY will put the ACCESS NETWORK into operation and will notify FITEL of this situation for the purpose of subscribing the PROVISIONAL OPERATION ACT OF THE ACCESS NETWORK, within ten days, provided that the FITEL checks the operation of said network.

9.5
The operation and functioning that is demonstrated in this stage, both for the TRANSPORTATION NETWORK and for the ACCESS NETWORK, does not imply the absolution of OBSERVATIONS nor the reduction of the right to formulate them by the FITEL, in the corresponding supervision actions.

TENTH ARTICLE. - OF THE PROVISIONAL OPERATION OF THE ACCESS NETWORK

10.1
The CONTRACTED PARTY declares that it has hundred percent (100%) of the MANDATORY SUBSCRIBED INSTITUTIONS of the ACCESS NETWORK ready to initiate provisional operation, being constituted by sixty percent (60%) of MANDATORY SUBSCRIBED INSTITUTIONS delivered product of the first advance of the ACCESS NETWORK and forty percent (40%) of MANDATORY SUBSCRIBED INSTITUTIONS that are incorporated into the ACCESS NETWORK. The detail of those MANDATORY SUBSCRIBED INSTITUTIONS is in Annexx N° 2 of the thisAddendum.

10.2
The start of the OPERATION PERIOD of the ACCESS NETWORK, of one hundred twenty months (120), will be the subscription of the PROVISIONAL OPERATION ACT of THE ACCESS NETWORK provided that the CONTRACTED PARTY  demonstrates that the network is operative in accordance with the provisions of Article Ninth of the present Addendum.

10.3
The subscription of the PROVISIONAL OPERATION ACT OF THE ACCESS NETWORK does not imply the correction of OBSERVATIONS that FITEL has formulated or the cessation of the right to formulate OBSERVATIONS on the ACCESS NETWORK, in accordance with the provisions of Article Sixth of this Addendum.

10.4
During the PROVISIONAL OPERATION of the ACCESS NETWORK, the CONTRACTED PARTY shall be entitled to the payment of the operation and maintenance of the ACCESS NETWORK; however, the payment will be suspended and will be made only and exclusively when the ACCEPTATION OF INSTALLATIONS AND TEST OF SERVICES ACT OF THE ACCESS NETWORK has been subscribed, not accruing during the term that said suspension lasts, moratorium or compensatory interest in favor of the CONTRACTED PARTY.

ELEVENTH ARTICLE. - OF THE PERIMETRIC CLOSE

11.1
The CONTRACTED PARTY declares that the three hundred and forty (340) nodes that make up the ACCESS NETWORK, are installed in a land acquired by the CONTRACTED PARTY whose area is in accordance with the dimensions required by each type of node, according to Appendix No. 21 of Annex N ° 8-B - TECHNICAL SPECIFICATIONS of the ACCESS NETWORK.

11.2
In order to preserve the safety of the facilities and equipment within the acquired land, the CONTRACTED PARTY has been complying with the installation of the perimeter fences and is obliged to increase its perimeter according to the needs of increasing the network infraestructure of the PROJECT and according to the purpose established in the Appendix No. 21 of Annex No. 8-B - TECHNICAL SPECIFICATIONS of the ACCESS NETWORK.

TENTH SECOND ARTICLE.- REGARDING THE SSO / BSS

12.1
The CONTRACTED PARTY undertakes to obtain, configure and install a set of Support Systems for Operations and Business Support Systems (collectively, SSO / BSS). At a general level, the SSO / BSS set must have adequate capabilities and functionalities to guarantee the efficient, efficient and sensitive operation of the network.

12.2	The CONTRACTED PARTY must present, as part of its GENERAL TECHNICAL PROPOSAL, an overview of the proposed SSO / BSS set and its capabilities and functionalities.

12.3
The CONTRACTED PARTY must present, as part of its DEFINITIVE TECHNICAL PROPOSAL, a proposal for a properly detailed spare parts management strategy, with the capacities and functionalities required for each situation.

12.4
The SSO refers to the information system that describes all the network systems that are directly linked to the entire TRANSPORTATION NETWORK. The SSO must integrate all the management of the components, referred to the NETWORK MANAGEMENT SYSTEM (NMS).

12.5	The BSS must have at least the following:

1.
Module for the management of the relationship with customers that has the capacity to perform all the necessary actions with the client (requested service orders, contracted service.). Keep track of all the contacts the client has, management of profiles to different clients, centralized management of offers (catalogs of services, analysis at commercial level) and hierarchization of clients (different service and billing accounts).

2.	Module for billing that keeps track of downtime, manages billing cycles and calculation of discounts.

3.
Reports module that allows the visualization of customer reports, contracts, stations or installed sites, tickets (troubleshooting), service orders, work orders, audits and those that are required for the support of the network in its stage of Commercial Operation.

12.6
The CONTRACTED PARTY undertakes to implement the SSO / BSS within a maximum period of 10 months counted from the subscription of this addendum. In the event of non-compliance, the provisions of section 18.4.1 of Clause 18 of the FINANCING CONTRACT shall apply.

THIRTEEN ARTICLE. - ADDITIONAL COMMITMENTS OF THE CONTRACTED PARTY

13.1	The CONTRACTED PARTY, by virtue of this agreement, undertakes to do the following:

(i)
Have the availability of delivery of all the "tablets" corresponding to the second year of operation (tablets - devices for digital use) by December 2019, extending the guarantee established in the FINANCING CONTRACT for three (3) additional months to what was originally agreed.

(ii)
Grant a period of gratuity of the Internet / intranet service to the MANDATORY SUBSCRIBED INSTITUTIONS for three (03) months of the start of the OPERATION PERIOD OF THE ACCESS NETWORK, related to the payment of the benefited institutions.

FOURTHTEEN ARTICLE. - EXPRESS WAIVE OF THE CONTRACTED PARTY

14.1
The CONTRACTED PARTY expressly waives to submit any claim before any jurisdictional, arbitral or administrative jurisdiction, with respect to the alleged rights generated, damages or losses in which it would have incurred as a result of the alleged delay of the TEST PERIOD or alleged breaches of the activities of supervision by FITEL. Said resignation also includes any self-composing method of conflict resolution and will cover the events that took place prior to the signing of this addendum.

FIFTEEN ARTICLES. - INDEMNITY OF THE FINANCING CONTRACT

15.1	The terms and conditions of the FINANCING CONTRACT will maintain their full validity and effectiveness in the same terms agreed, as long as they have not been modified by this addend or oppose it.

15.2
This addendum does not imply acquiescence or consent on the application of penalties under the FINANCING CONTRACT. The penalties will only be applicable if the CONTRACTED PARTY does not comply with the correction of observations made by FITEL in accordance with the addendum.

Subscribed in the city of Lima, March 8,  2019, in two (2) copies of equal value.

_________________________________________ FITEL	_____________________________ GILAT

ANNEX N° 1 OF ADDENDUM N° 15 OF THE FINANCING CONTRACT

Schedule for the formulation and correction of OBSERVATIONS of the TRANSPORT NETWORK:

Supervision	Deadline to complete supervision	FITEL actions	Deadline to correct MAJOR OBSERVATIONS	Deadline to correct MINOR OBSERVATIONS	Verification of the correction of OBSERVATIONS by FITEL

TRANSPORT NETWORK	60 days after signing the addendum.	After two (2) business days of the expiration of the deadline to complete supervision, all the observations to the CONTRACTED shall be notified.	thirty (30) calendar days from the total notification of MAJOR OBSERVATIONS.	Hundred and twenty (120) calendar days from the notification of all the MINOR OBSERVATIONS and the start of the TEST PERIOD	Fifteen (15) business days after the deadline to correct MAJOR OBSERVATIONS.
Fifteen (15) business days after the deadline to correct MINOR OBSERVATIONS.

Schedule for the formulation and correction of OBSERVATIONS of the ACCESS NETWORK:

Supervision	Set up of 100% of Mandatory subscribed Institutions	Deadline to deliver the 100 % of the ACCESS NETWORK	Subscription of the PROVISIONAL OPERATION ACT OF THE ACCESS NETWORK	Deadline to complete supervision	FITEL actions	Deadline to correct MAJOR OBSERVATIONS	Deadline to correct MINOR OBSERVATIONS	Verification of correction of OBSERVATIONS by FITEL
ACCESS NETWORK	At Fifteen (15) calendar days after signing the Addendum.	Forty five (45) calendar days after signing the Addendum	Within Ten (10) calendar days after the delivery of the 100% of the ACCESS NETWORK	At Ninety (90) calendar days after signing the Addendum.	Within Five (5) business days after the expiration of the deadline to complete supervision, all the observations to the CONTRACTED shall be notified.	At Thirty (30) calendar days after the notification of all the MAJOR OBSERVATIONS	At One hundred and twenty (120) calendar days after the notification of all the MINOR OBSERVATIONS and subscription of the ACCEPTANCE OF INSTALLATION AND TEST OF SERVICES OF THE ACCESS NETWORK	At Fifteen (15) calendar days after the deadline to correct MAJOR OBSERVATIONS.
At Fifteen (15) calendar days after the deadline to correct MINOR OBSERVATIONS.